UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement

On February 23, 2009, Arrowhead Research Corporation (“Arrowhead” or “the Company”) and Calando Pharmaceuticals, Inc. (“Calando”), a majority owned subsidiary of the Company entered into an Unsecured Convertible Promissory Note Agreement (the “Note”) for $500,000. The Note is substantially similar, except as to the date, to a series of Notes issued by Calando to Arrowhead and other investors in November 2008. The Note matures on November 26, 2010 and bears 10% interest payable annually. Unpaid principal and interest owed pursuant to the Note is convertible into common stock of Calando at a conversion price of $0.576647 per share (the “Conversion Price”) at any time at the option of the holder. In the event of a Calando “Company Sale”, the Note would, at Arrowhead’s election. either (i) accelerate and be immediately repayable at a premium equal to two times the then outstanding principal amount owed under the Note plus interest under the then outstanding principal amount (“Redemption Amount”) or (ii) convert all outstanding principal and interest under the Note into Calando common stock at the Conversion Price. A Company Sale is defined under the Note as the earliest to occur of: (a) the sale, exchange, or other transfer by any shareholder(s) of Calando of capital stock representing, individually or in the aggregate, greater than fifty percent (50%) of the outstanding voting capital of Calando; (b) a merger, consolidation, reorganization, or other transaction approved by the shareholders that would directly or indirectly produce the results described in (a) above; (c) a sale of all or substantially all of Calando’s assets approved by the shareholders; or (d) the consummation of an exclusive license of i) substantially all of the Company’s intellectual property assets; and/or to the ii) RONDEL siRNA delivery system, to a third party for a prepaid fee exceeding the Redemption Amount.

The foregoing is intended only as a summary of the terms of the Notes between Calando and the investors. Please refer to the form of Unsecured Convertible Promissory Note Agreement, filed as Exhibit 10.1 hereto, for the complete terms of the agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Unsecured Convertible Promissory Note Agreement*

*	Incorporated by reference from the Current Report on Form 8-K, filed by the registrant on December 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 27, 2009

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul C. McDonnel
Paul C. McDonnel Chief Financial Officer